SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. ) *

LEVITT CORP.

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

52742P108

(CUSIP Number)

May 4, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[	]	Rule 13d-1(b)
[ X]		Rule 13d-1(c)
[	]	Rule 13d-1(d)

__________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s))

- Page 1 of 7 Pages -

CUSIP No. 52742P108

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1. Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

Springhouse Capital, LP

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2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ___

(b) ___

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3. SEC Use Only

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4. Citizenship or Place of Organization

Delaware

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Number of	5. Sole Voting Power:
Shares
Beneficially	6. Shared Voting Power:	996,800
Owned by
Each Reporting	7. Sole Dispositive Power:
Person with:
	8. Shared Dispositive Power:	996,800

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9. Aggregate Amount Beneficially Owned by Each Reporting Person

996,800

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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

___

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11. Percent of Class Represented by Amount in Row (9)

5.35%

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12. Type of Reporting Person (See Instructions)

PN

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- Page 2 of 7 Pages -

CUSIP No. 52742P108

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1. Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

Springhouse Asset Management LLC

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2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ___

(b) ___

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3. SEC Use Only

-------------------------------------------------------------------------------------------------------------------------------------------------

4. Citizenship or Place of Organization

Delaware

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Number of	5. Sole Voting Power:
Shares
Beneficially	6. Shared Voting Power:	996,800
Owned by
Each Reporting	7. Sole Dispositive Power:
Person with:
	8. Shared Dispositive Power:	996,800

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9. Aggregate Amount Beneficially Owned by Each Reporting Person

996,800

-------------------------------------------------------------------------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

___

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11. Percent of Class Represented by Amount in Row (9)

5.35%

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12. Type of Reporting Person (See Instructions)

OO

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- Page 3 of 7 Pages -

CUSIP No. 52742P108

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1. Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

Brian Gaines

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2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) ___

(b) ___

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3. SEC Use Only

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4. Citizenship or Place of Organization

United States

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Number of	5. Sole Voting Power:
Shares
Beneficially	6. Shared Voting Power:	996,800
Owned by
Each Reporting	7. Sole Dispositive Power:
Person with:
	8. Shared Dispositive Power:	996,800

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9. Aggregate Amount Beneficially Owned by Each Reporting Person

996,800

-------------------------------------------------------------------------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

___

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11. Percent of Class Represented by Amount in Row (9)

5.35%

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12. Type of Reporting Person (See Instructions)

IN

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- Page 4 of 7 Pages -

Item 1(a). Name of Issuer:

Levitt Corp.

Item 1(b). Address of Issuer's Principal Executive Offices:

2100 West Cypress Creek Road

Ft. Lauderdale, FL 33309

Item 2(a). Name(s) of Person(s) Filing:

1.	Springhouse Capital, LP, a Delaware limited partnership (“LP”);
2.	Springhouse Asset Management LLC, a Delaware limited liability company (“LLC”); and
3.	Brian Gaines

LP, LLC and Mr. Gaines are collectively referred to as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence:

520 Madison Avenue, 35th Floor, New York, NY 10022

Item 2(c). Citizenship:

LP and LLC are Delaware entities. Mr. Gaines is a citizen of the United States.

Item 2(d). Title of Class of Securities:

Class A Common Stock, $0.01 par value

Item 2(e). CUSIP Number:

52742P108

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	Investment company registered under section 8 of the Investment Company Act, (15 U.S.C. 80a-8);
(e)	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	A parent holding company or control person in accordance with §240.13d (b)(1)(ii)(G);
(h)	A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

- Page 5 of 7 Pages -

(i)	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Not applicable

Item 4. Ownership:

Each of the Reporting Persons may be deemed the beneficially own the following (all of which are directly owned by LP):

(a)	Amount beneficially owned: 996,800

The LLC is the general partner of the LP, and, as a result, the LLC may be deemed to possess voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the LP. Mr. Gaines serves as the Managing Member of the LLC and, as a result, may be deemed to possess voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the LP.

(b)	Percent of Class:	5.35% (based on 18,604,053 Class A common shares outstanding at March 16, 2006 according to the Issuer’s annual report on Form 10-K for the year ended December 31, 2005).
(c)	Number of shares as to which such person has:
	(i) Sole power to vote or to direct the vote:	0
	(ii) Shared power to vote or to direct the vote:	996,800
	(iii) Sole power to dispose or to direct the disposition of:	0
	(iv) Shared power to dispose or to direct the disposition of:	996,800

Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. __

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

Not applicable

- Page 6 of 7 Pages -

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security

Being Reported on by the Parent Holding Company:

Not applicable

Item 8. Identification and Classification of Members of the Group:

Not applicable

Item 9. Notice of Dissolution of Group:

Not applicable

Item 10. Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 15, 2006

(Date)

/s/ Brian Gaines

(Signature)

Brian Gaines,

Individually, and as managing member of Springhouse Asset Management LLC, general partner of Springhouse Capital, LP

(Name/Title)

- Page 7 of 7 Pages -